Exhibit 10.20
PURCHASE AND SALE AGREEMENT
(Farmers Reservoir and Irrigation Company Marshall Lake Division Shares)
THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into by the Parties this 2nd day of August, 2007, by and between Roland Bury Estate, whose address for the purposes of the agreement is PO Box 235 Erie, Colorado 80516 (hereinafter, “Seller”), and Eldorado Artesian Springs, Inc., whose address for the purposes of the agreement is Post Office Box 445, Eldorado Springs, CO 80025(hereinafter, “Purchaser”), as follows:
RECITALS
     WHEREAS, the Seller owns water rights represented by six shares (6) shares of the Capital stock of the Farmers Reservoir and Irrigation Company Marshall Lake Division, evidenced by the following Share Certificates (the “Shares”):
•	Certificate No. 2630;
     WHEREAS, Seller desires to grant, sell, transfer, assign, convey and deliver said Shares to the Purchaser, and Purchaser desires to purchase, acquire and accept the Shares from Seller pursuant to the terms and provisions of this Agreement.
     NOW, THEREFORE, IN CONSIDERATION of the foregoing Recitals, which are a substantive and enforceable part of this Agreement, and for the mutual promises and covenants set forth herein, together with other good and valuable consideration acknowledged and received, the Parties agree as follows:
1. Purchase and Sale. Subject to the terms and provision of this Agreement, at Closing the Seller agrees to grant, sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase and accept the water rights represented by six (6) shares of Capital Stock of the Farmers Reservoir and Irrigation Company Marshall Lake Division, as evidenced by the above-referenced Certificate No. 2630, free and clear of all liens, encumbrances and assessments, and together with any and all carrier ditch rights or stock associated therewith; any and all storage rights; and any and all other rights or interests appurtenant to the subject Shares (collectively hereinafter, the “Shares”).
2. Purchase Price. The Parties agree that the purchase price for the Shares shall be One Hundred Fifty Thousand Dollars ($150,000) payable as follows:
Within 2 business days after the mutual execution of contract Purchaser shall deliver an earnest money deposit in the amount of Five Thousand Dollars ($5,000.00), funds made payable to Seller, in care of Security Title Guaranty Company (the “Closing Agent”), to be held by the Closing Agent in trust for the Purchaser and Seller until Closing, and as otherwise set forth herein.
The balance of the Purchase Price, One Hundred Forty Five Thousand Dollars ($145,000) shall be paid by Purchaser at closing.
3. Farmers Reservoir and Irrigation Company Marshall Lake Division Assessments, Transfer Fees, Closing Costs and Other Related Fees. All of the current assessments on said Shares shall be paid in full by Seller at Closing, up to and including the date of Closing. All assessments accruing on said Shares after the date of Closing shall be paid by the Purchaser. Also at Closing, Purchaser shall pay all transfer fees or other fees required for the issuance of new stock certificates to the Purchaser.

Purchaser and Seller agree any costs related to the closing of this transaction incurred from the Closing Agent shall be equally divided between Buyer and Seller. Seller shall be solely responsible for any and all fees which may be incurred from a Seller’s Agent related to this transaction. Seller agrees to indemnify and hold Purchaser harmless from the claims of any person or entity for commissions, finder’s fees, or any similar fees in connection with this transaction
4. Date and Time of Closing. Closing shall be no more than ten (10) days after the expiration of the due diligence period, and will take place at the offices of the Closing Agent, or at a different time and place as mutually agreed upon by the Parties. At Closing, Seller shall transfer, convey and otherwise assign to Purchaser all of Seller’s right, title and interest in and to the Shares, and shall transfer, assign and deliver the Shares to Purchaser at Closing, as evidenced by Farmers Reservoir and Irrigation Company Marshall Lake Division Certificate No. 2630 together with an appropriate stock assignment, duly executed by Seller, in form and substance acceptable to the Purchaser and the Farmers Reservoir and Irrigation Company Secretary, and sufficient to allow transfer of the Shares to Purchaser on the books and records of Farmers Reservoir and Irrigation Company Marshall Lake Division.
5. Additional Documents and Dry-up Covenant. The Seller agrees in good faith to execute and deliver any additional documents or instruments as are requested or required or such as is necessary to effectuate the transaction as contemplated herein; including, but not limited to, a covenant to permanently dry-up and remove from irrigation all land irrigated using the water rights represented by the Shares.
6. Water Court Proceedings. At any time after the Closing, Purchaser may file in the Water Court an application seeking to change the use of the water rights represented by the Shares and use them in a plan for augmentation or otherwise to allow the uses that the Purchaser deems appropriate. Seller shall not in any manner, either directly or indirectly, object to any such change proceeding, or any such plan for augmentation, and will, at the request of Purchaser provide information or testimony regarding the historical use of the water rights represented by the Shares.
7. Seller’s Representations and Warranties. Seller warrants and represents that it will have good and marketable title to the subject Shares prior to closing and shall convey such title to Purchaser, free and clear of all liens and encumbrances.
8. Binding Effect. This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Parties.
9. Attorneys Fees and Costs. In the event that a dispute arises between the Parties out of this Agreement, which cannot be resolved by the Parties amicably, then the substantially prevailing party in any litigation or other adversary proceeding brought to enforce this Agreement shall recover from the non-prevailing Party its reasonable attorneys fees and costs.
10. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, and facsimile signatures are acceptable as original signatures, until original signatures are obtained.
11. Due Diligence. The Purchaser shall have sixty (60) days from the mutual execution of this Agreement to complete any and all due diligence. Within ten (10) days from the mutual execution of this Agreement the Seller shall provide Purchaser all information in Seller’s possession and control regarding title to and historical use of the subject Shares. Seller agrees to truthfully and completely answer questions and inquiries regarding the subject shares during the due diligence period and shall take all reasonable steps to aid Purchaser in making due diligence inquiries, which may include answering inquiries from Purchaser’s water engineer or others. The Purchaser’s obligation to consummate the transaction contemplated by this Agreement is expressly conditioned upon the Purchaser obtaining the documentation required by this paragraph and obtaining opinions of the Purchaser’s counsel or other consultants on or before 20 days before Closing regarding, or waiver by the Purchaser of, the following conditions:
     11.1 Valid Decrees: That the water rights represented by the subject Shares are validly decreed, and that there is no litigation pending or threatened as to the validity of the said water rights, or seeking to declare the same abandoned, changed in point of diversion changed in point of use, changed in manner of use; or otherwise changed.
     11.2 Abandonment. That there is no governmental investigation pending or threatened as to the abandonment or potential abandonment of the rights represented by the subject Shares.
     11.3 Adverse Claims. That there are no claims which have been asserted nor which could be asserted by any third party claiming any right of ownership or use of the rights represented by the subject Shares, whether by conveyance, adverse possession, or otherwise.
     11.4 No Agreements. That there are no operating agreements, management agreements, other contracts or understandings between Seller or Seller’s predecessors in title and third parties as to the manner of use, time of use, place of use, point of diversion, means of diversion, maintenance, repair, or other facet of the water rights represented by the subject Shares and the physical facilities for their diversion and use.
     11.5 Ownership in Fee; Encumbrances. That Seller is the record owner of the subject Shares in fee simple absolute, free and clear of all liens, mortgages, and encumbrances of every kind of character whatsoever.
     11.6 No Prior Sales. That neither Seller nor Seller’s predecessors have conveyed the subject Shares nor the land upon which the subject Shares were used in such a manner that a buyer of said lands could claim to be legally entitled to the ownership of the subject shares as an appurtenance to said lands or otherwise.
     11.7 Historical Use. That an adequate record of historical use of the shares can be documented to the satisfaction of the Buyer.
12. Notice of Defect; Cure; Termination. If Purchaser does not obtain documentation as required by paragraph 11 or if Purchaser does not obtain the opinions identified in subparagraphs 11.1 through 11.6 on or before the required dates, Purchaser may, by written notice given to Seller, within three business days after the relevant date, terminate this Agreement, and Purchaser’s earnest money deposit shall be returned to Purchaser if Seller does not cure noticed defects as provided below. If Purchaser does not give such notice, said conditions shall be deemed accepted or waived. In the event of such notice, Seller shall have seven days from the date of notice to cure any noticed defects and provide documentary evidence of such cure to Purchaser. Purchaser shall have three business days from receipt of such evidence of cure to accept same or terminate this Agreement by written notice to Seller, in which case Purchaser’s earnest money deposit shall be returned to Purchaser.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLER:	PURCHASER:
ROLAND BURY ESTATE	ELDORADO SPRINGS
By:	By:

/s/ Wesley R. Bury, Personal Representative 8-2-07	/s/ Douglas A. Larson 8-3-07